Exhibit 5

Execution Version

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This Joinder to Registration Rights Agreement (this “Joinder”) is made this 17th day of January, 2023, by CIIG Management III LLC (the “CIIG”), in respect of that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 8, 2021, by and among Crown PropTech Acquisitions (the “Company”), Crown PropTech Sponsor, LLC and each of the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

RECITALS:

WHEREAS, the Company desires CIIG to become a securityholder of the Company and CIIG has accepted such offer and agrees to be bound by the binding provisions of the Registration Rights Agreement.

NOW, THEREFORE, for and in good and valuable consideration, the receipt of which is hereby acknowledged, CIIG agrees as follows:

1.	CIIG hereby agrees to be bound by the terms and conditions of the Registration Rights Agreement as a party thereunder.

2.

This Joinder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, this Joinder has been executed and delivered by the undersigned as of the date set forth above.

CIIG MANAGEMENT III LLC

By:	/s/ Michael Minnick
Name: Michael Minnick
Title: Managing Member

ACKNOWLEDGED AND AGREED BY:

CROWN PROPTECH ACQUISITIONS

By:	/s/ Richard Chera
Name: Richard Chera
Title: Chief Executive Officer

CROWN PROPTECH SPONSOR, LLC

By:	/s/ Richard Chera
Name: Richard Chera
Title: Manager

Signature Page to Joinder to Registration Rights Agreement